    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1998
                                                    REGISTRATION NO. 333-_______

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------
                              ROHM AND HAAS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                              23-1028370
(State or other jurisdiction of                                (IRS Employer
 incorporation or organization)                              Identification No.)

                           100 INDEPENDENCE MALL WEST
                      PHILADELPHIA, PENNSYLVANIA 19106-2399
                                 (215) 592-3000
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                                  -------------

                                 ROBERT P. VOGEL
                              ROHM AND HAAS COMPANY
                           100 INDEPENDENCE MALL WEST
                      PHILADELPHIA, PENNSYLVANIA 19106-2399
                                 (215) 592-3000
(Name, address, including zip code, and telephone number,including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effectiveness of the Registration Statement.

      If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                    PROPOSED MAXIMUM    PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF          AMOUNT TO BE    OFFERING PRICE PER  AGGREGATE OFFERING     AMOUNT OF
 SECURITIES TO BE REGISTERED        REGISTERED           UNIT(1)            PRICE(1)       REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Debt Securities................   $700,000,000(2)          100%           $700,000,000        $194,600
Common Stock ($2.50 par value)          (3)                (3)                 (3)               (3)
===========================================================================================================

(1) Exclusive of accrued interest and estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o).

(2) Or, if any Debt Securities are issued at an original issue discount, such greater amount as shall result in an aggregate public offering price of $700,000,000.

(3) Such indeterminable number of shares of Common Stock shall be issued from time to time upon conversion of the Debt Securities.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

[LOGO]


ROHM AND HAAS COMPANY
100 Independence Mall West
Philadelphia, Pennsylvania 19106-2399
(215) 592-3000

--------------------------------------------------------------------------------


                        BY THIS PROSPECTUS, WE MAY OFFER
                                  $700,000,000
                                 DEBT SECURITIES




--------------------------------------------------------------------------------
The information contained in this prospectus is not complete and may be changed. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.
--------------------------------------------------------------------------------




Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities nor determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.




                 THE DATE OF THIS PROSPECTUS IS ______________.

                                TABLE OF CONTENTS


                                                                            PAGE

ABOUT THIS PROSPECTUS..........................................................1

THE COMPANY....................................................................1

USE OF PROCEEDS................................................................2

RATIO OF EARNINGS TO FIXED CHARGES.............................................2

WHERE YOU CAN FIND MORE INFORMATION............................................2

DESCRIPTION OF THE DEBT SECURITIES.............................................3
         GENERAL TERMS OF THE DEBT SECURITIES..................................4
         TAX CONSIDERATIONS....................................................5
         DENOMINATIONS.........................................................5
         TRANSFER..............................................................5
         GLOBAL SECURITIES.....................................................5
         ORIGINAL ISSUE DISCOUNT SECURITIES....................................6
         CONVERTIBLE DEBT SECURITIES...........................................6
         SENIOR DEBT...........................................................8
         SUBORDINATED DEBT.....................................................8
         ABSENCE OF RIGHTS TO ASSETS OF SUBSIDIARIES...........................9
         RESTRICTIVE PROVISIONS................................................9
         RESTRICTIONS ON MERGER...............................................11
         EVENTS OF DEFAULT....................................................11
         MODIFICATION AND WAIVER..............................................12
         DEFEASANCE PROVISIONS................................................13
         THE TRUSTEES.........................................................13

DESCRIPTION OF CAPITAL STOCK..................................................14
         COMMON STOCK.........................................................14
         PREFERRED STOCK......................................................15

PLAN OF DISTRIBUTION..........................................................15

EXPERTS  .....................................................................17

LEGAL OPINIONS................................................................17

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we may sell any type of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $700,000,000. We provide information to you about the debt securities in three documents that progressively provide more detail:

1.    This Prospectus.

      Contains general information that may or may not apply to each offering of debt securities.

2.    The Prospectus Supplement.

      Will contain more specific information than this prospectus and may also add, update or change information contained in this prospectus. To the extent information differs from this prospectus, rely on the different information in the prospectus supplement.

3.    The Pricing Supplement.

      If applicable, will provide final details about a specific offering and the terms of the offered debt securities, including their price. To the extent information differs from this prospectus or the prospectus supplement, you should rely on the different information in the pricing supplement.

You should read both this prospectus and any prospectus supplement together with any additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION to learn about Rohm and Haas Company.

THE COMPANY

Rohm and Haas Company ("we" or "us") is a manufacturer of specialty chemicals. Its products are those invisible ingredients that make things work better and last longer. Our products are an essential component in a wide variety of items, including laundry detergents, house paints, industrial coatings, food packaging, computer equipment, cellular phones, window frames, diapers, refined sugar, construction materials, magazines and products for the agricultural industry.

Our annual sales approach $4 billion and we report our financial performance based upon our three groups: Performance Polymers, Chemical Specialties and Electronic Materials. Performance Polymers accounts for approximately 70% of total revenues. Chemical Specialties accounts for approximately 20% of total revenues and Electronic Materials accounts for approximately 10%. We have manufacturing facilities located in 26 countries and employ approximately 10,500 people worldwide.

[PIE CHART]

USE OF PROCEEDS

We will use the net proceeds from the sale of the debt securities for general corporate purposes, including capital expenditures and possibly acquisitions. In 1999, we expect to spend approximately $200 million for additions to land, buildings and equipment. If we do not use the net proceeds immediately, we will invest them in short-term, interest-bearing obligations.


--------------------------------------------------------------------------------
RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:


                             YEAR ENDED DECEMBER 31,
      --------------------------------------------------------------------
      1997            1996            1995            1994            1993
      ----            ----            ----            ----            ----
       9.5             8.2             6.2             5.9             3.4


                                NINE MONTHS ENDED
                               SEPTEMBER 30, 1998
                               ------------------

                                      12.6


-  Earnings consist of earnings before income taxes and extraordinary item 1/:

        (a)  excluding:

                (i)  undistributed earnings (losses) of affiliates; and

                (ii) capitalized interest;

        (b)  plus:

                (i)  fixed charges; and

                (ii) amortization of previously capitalized interest.

-  Fixed charges consist of:

        (a)  interest expensed and capitalized;

        (b) amortized premiums, discounts and capitalized expenses related to indebtedness; and

        (c) a share of rental expense which is deemed to represent an interest factor.
---------------------------
1/ Earnings used in the computation of the ratio of earnings to fixed charges for the nine months ended September 30, 1998 include the impact of a $19 million extraordinary loss on the early extinguishment of debt.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement we filed with the SEC. The registration statement contains additional information about us and the debt securities. In addition, we file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and, for a set fee, copy the registration statement, including exhibits, and any of the other information we file at the following SEC public reference facilities:

-     450 Fifth Street, N.W.
      Washington, D.C.  20549

-     Seven World Trade Center
      Suite 1300
      New York, New York  10048

-     Citicorp Center
      Suite 1400
      500 West Madison Avenue
      Chicago, Illinois  60661

Please call the SEC at 1-800-SEC-0330 for further information on these public reference facilities.

You may also inspect this information at the New York Stock Exchange, the exchange on which our common stock is listed. That address is:

      New York Stock Exchange, Inc.
      20 Broad Street
      New York, New York  10005

Our SEC filings are also available to the public over the Internet at the SEC's website (http://www.sec.gov) or our website (http://www.rohmhaas.com).

In addition, the SEC allows us to "incorporate by reference" the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we sell all of the debt securities.

-     Annual Report on Form 10-K for the year ended December 31, 1997;

- Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

-     Current Report on Form 8-K dated May 7, 1998; and

- The description of our common stock contained in our registration statement filed under the Exchange Act, as amended in our quarterly report on Form 10-Q for the quarter ending September 30, 1996.

You may request a copy of these filings, at no charge, by writing or telephoning us at the following address:

      Rohm and Haas Company
      Public Relations Department
      100 Independence Mall West
      Philadelphia, PA  19106-2399
      (215) 592-3000

In making your investment decision, you should rely only on the information provided in this prospectus, any supplement, the registration statement, or any information incorporated by reference. We have not authorized anyone else to provide you with different information. In addition, you should not assume that the information in this prospectus or any other document is accurate as of any date other than the date on the front of those documents.

DESCRIPTION OF THE DEBT SECURITIES

This section describes the general terms and provisions of the debt securities. Each time we offer debt securities, we will describe in a prospectus supplement and possibly a pricing supplement the specific terms of that particular offering.

We will issue either senior debt securities or subordinated debt securities. In either case, the debt securities may be convertible into our common stock.

We will issue the senior debt securities under an indenture dated April 1, 1986, between us and Mellon Bank, N.A., as Trustee. We have supplemented this indenture by amendments dated December 15, 1988 and May 1, 1992.

We will issue the subordinated debt securities under an indenture dated May 1, 1992, between us and Wachovia Bank of Georgia, National Association, as Trustee.

The indentures are contracts between us and the Trustee. If we default on the debt securities, the Trustee has the power to enforce your rights against us. In addition, the Trustee performs administrative duties on our behalf, such as sending you interest payments and transferring your debt securities to a new purchaser.

We have summarized selected provisions of the indentures below. Because this is only a summary, it is not complete and does not describe every aspect of the securities. The indentures are filed as exhibits to our registration statement. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement. This summary is also subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. You should read the indentures for provisions that may be important to you but which are not included in this summary. Look under the heading WHERE TO FIND MORE INFORMATION to find out how to locate the indentures.

In the summary below, we have included references to section numbers of the applicable indentures so that you can easily locate these provisions. We have capitalized those terms used in the summary that are defined in the indentures.

GENERAL TERMS OF THE DEBT SECURITIES

The debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to our senior debt. Under the indentures, we may issue an unlimited amount of debt securities from time to time in one or more series.

A prospectus supplement or a pricing supplement for a specific series of offered debt securities will describe the specific terms of those offered securities. The supplement will address some or all of the following:

- the title of the debt securities and whether the debt securities are senior or subordinated;

-     the principal amount of the debt securities;

- the price (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

- whether the debt securities will be convertible into common stock, and if so, the specific conditions under which conversion will occur;

-     the date of maturity of the debt securities;

- the methods by which amounts payable in respect of the principal of and any premium on, or upon redemption of, the debt securities will be calculated and the date or dates on which we will pay such amounts;

- the interest rate or rates or the methods by which the interest rate or rates on the debt securities will be calculated and the dates on which we will pay the interest on the debt securities;

- the place or places where the principal of, and any interest and premium on, the debt securities will be payable;

-     any obligation we will have to redeem or purchase the debt securities;

- whether the debt securities will be represented by a global security, as discussed in the section below entitled GLOBAL SECURITIES; and

-     any other additional or different terms of the debt securities. (Section
      301).

TAX CONSIDERATIONS

If we offer convertible debt securities, securities with Original Issue Discount, certain variable rate securities or other debt securities with special federal income tax considerations, we will address the federal income tax considerations of those securities in greater detail in an applicable prospectus supplement or pricing supplement.

DENOMINATIONS

Unless the prospectus supplement or a pricing supplement indicates otherwise, we will issue the debt securities in registered form without coupons in denominations of $1,000 and multiples of $1,000. (Section 302).

TRANSFER

You may transfer or exchange debt securities without a service charge. We may, however, require a payment to cover any tax or governmental charge. (Section
305).

GLOBAL SECURITIES

We may issue debt securities in the form of one or more global securities that will be registered in the name of a depository or its nominee and will be deposited with the depository or its nominee or custodian, which will be identified in the prospectus supplement.

LIMITATION ON YOUR ABILITY TO OBTAIN SECURITIES REGISTERED IN YOUR NAME

Global securities will not be registered in the name of any person, or exchanged for debt securities that are registered in the name of any person, other than the depository unless:

- the depository notifies us that it is unwilling, unable or no longer qualified to continue acting as depository and we do not appoint a successor depository within 90 days of receipt of such notice;

- we determine that debt securities of any series shall no longer be represented by a global security; or

- any other circumstance described in the prospectus supplement or a pricing supplement shall exist.

In those circumstances, the depository will determine in whose names any debt securities issued in exchange for the global security shall be registered. (Section 205).

The depository or its nominee will be considered the sole owner and holder of the global security for all purposes, and as a result:

- you cannot get debt securities registered in your name if they are represented by the global security;

- you cannot receive certificated (physical) debt securities in exchange for your beneficial interest in the global security;

- you will not be considered to be the owner or holder of the global security or any debt securities it represents for any purpose; and

- all payments on the global security will be made to the depository or its nominee.

Note that the laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global security to these types of purchasers.

BENEFICIAL INTERESTS IN GLOBAL SECURITIES

Only institutions (such as a securities broker or dealer) that have accounts with the depository or its nominee (and are called "participants") and persons who may hold beneficial interests through participants can own a beneficial interest in the global security. The only place where the ownership of beneficial interests in the global security will appear and the only way the transfer of those interests can be made will be on the records kept by the depository (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

The specific terms of the depository arrangement will be described in the prospectus supplement or the pricing supplement.

ORIGINAL ISSUE DISCOUNT SECURITIES

We may sell the debt securities at a substantial discount below the principal amount. These securities would be called Original Issue Discount Securities. In the event of a default and acceleration of repayment, the Original Issue Discount Securities will be due and payable for an amount less than the principal. You should refer to the section entitled EVENTS OF DEFAULT for more information on what constitutes a default.

The prospectus supplement or the pricing supplement will indicate whether the offered debt securities are Original Issue Discount Securities and will describe the special tax, accounting and other considerations applicable to such securities.

CONVERTIBLE DEBT SECURITIES

We may also issue debt securities that are convertible. These securities will be convertible at any time during a specified period into shares of our common stock at a specified conversion price. The conversion price will be specified in the prospectus supplement or a pricing supplement. You will be able to convert a portion of a convertible debt security if the unconverted amount of your debt security is equal to an authorized denomination. (Section 1302).

REDEMPTION

If we give you notice that we are redeeming the convertible debt securities, you will have until close of business on the date specified in the notice of redemption to decide whether to exercise your right to convert.

If you have the right to require us to redeem the debt securities, your conversion right will expire upon our receipt of written notice that you have exercised your redemption right. (Sections 1104 and 1106).

PAYMENT OPTIONS

If you exercise your right to convert your debt securities, we may elect to pay you an amount in cash equal to the market value of the shares of common stock rather than deliver the shares of common stock. We must make such a cash payment no later than eight business days following receipt of your notice of conversion. (Sections 301, 1104 and 1302).

FRACTIONAL SHARES

We will not issue fractional shares upon conversion. Instead, we will pay you cash in an amount equal to the market value of the fractional shares. (Section
1303).

PRICE ADJUSTMENT

The conversion price of the convertible debt securities will be subject to adjustment under certain circumstances. These include:

- the issuance of shares of our capital stock as a dividend or distribution on our common stock;

-     subdivisions and combinations of common stock;

- the issuance of shares of capital stock due to a reclassification of the common stock;

- the issuance to all holders of common stock of rights or warrants that entitle them to purchase shares of common stock at a price lower than the current market price per share (for a period not exceeding 60 days); and

- the distribution of debt securities or assets, other than cash dividends or distributions provided for in the indentures, to all of the holders of common stock in connection with any merger or consolidation.

We will not adjust the conversion price if the total increase or decrease is less than 1% of the conversion price. We will, however, take into account the amount that the conversion price would have been adjusted in determining the need for any future adjustment. (Section 1304).

CHANGE IN OWNERSHIP

If we undergo a merger, consolidation or transfer of substantially all of our assets, you may still exercise your right to convert any convertible debt security. You may convert the debt securities after the transaction into the same securities, cash or other assets that you would have been entitled to receive in the transaction if you had converted the debt securities immediately prior to the transaction.

TAX DISTRIBUTION

If we distribute property to our stockholders that is taxable as a dividend for federal income tax purposes, the number of shares into which the debt securities are convertible may be increased under the anti-dilution provisions of the indentures. Such an increase may be deemed to be the payment of a taxable dividend.

SENIOR DEBT

If we issue debt securities that are part of our senior debt, they will be issued under the senior debt indenture. Senior debt securities will rank equally with all of our unsecured and unsubordinated debt.

SUBORDINATED DEBT

If we issue debt securities that are part of our subordinated debt, they will be issued under the subordinated debt indenture. The payment of principal of, and any interest and premium on, the subordinated debt securities will generally be junior in right of payment to the prior payment in full of all senior debt.

Debt is defined in the subordinated debt indenture to include:

-     all obligations for borrowed money;


- all obligations evidenced by bonds, debentures, notes or other similar instruments;

-     all debt of others secured by a lien on any of our assets; and

- all debt of others for which we are responsible as obligor or guarantor. (Section 101 of the subordinated debt indenture).

Senior debt is defined in the subordinated debt indenture to include all of our debt except:

-     debt securities issued under the subordinated debt indenture; and

- debt evidenced by an instrument that expressly provides that the debt is subordinated to the debt securities issued under the subordinated debt indenture or to other debt. (Section 1402 of the subordinated debt indenture).

If we dissolve, file for bankruptcy, or become insolvent and subsequently distribute assets to debtholders, holders of subordinated debt securities will be required to pay their share of the distributed assets to the holders of senior debt securities until the senior debt obligations have been paid in full. Creditors of our company who hold neither senior nor subordinated debt would recover proportionately less than holders of senior debt securities but proportionately more than holders of subordinated debt securities. (Section 1403 of the subordinated debt indenture).

If we are required to repay the subordinated debt securities prior to their maturity date when an event of default occurs, we must notify all holders of senior debt securities. The subordinated debt indenture prohibits us from paying the subordinated debt securities for 180 days following an acceleration due to a default. After 180 days, we may only pay the holders of the subordinated debt securities if the subordinated debt indenture allows us to do so. (Section 1404 of the subordinated debt indenture).

If:

-     we have defaulted on our senior debt;

- an event of default that permits acceleration of our senior debt has occurred, and is continuing; or

-     a judicial action relating to such default or acceleration is pending; or

- such default, acceleration or judicial action occurs immediately after an acquisition, payment, redemption or purchase;

then we may not:

-     acquire;

-     pay the principal of, any interest or any premium on;

-     redeem;

-     purchase; or

-     pay cash upon conversion of

any subordinated debt securities. The only exception to this is sinking fund purchases of debt securities before a default. (Section 1405 of the subordinated debt indenture).

If we offer subordinated debt securities, the prospectus supplement or the pricing supplement will disclose the amount of outstanding senior debt at the end of the most recent fiscal quarter. The indentures place no restrictions on the creation of any other indebtedness, including additional senior debt.

ABSENCE OF RIGHTS TO ASSETS OF SUBSIDIARIES

Our subsidiaries are separate legal entities and have no obligation to pay any amounts due to the holders of the debt securities. The debt securities are our obligations and are effectively subordinated to the indebtedness of our subsidiaries.

We may have the right to receive assets of a subsidiary should it liquidate or reorganize. Our right will be subordinated to the rights of creditors of that subsidiary, including trade creditors. Therefore, your right, as a holder of our debt securities, to receive some of the assets of the liquidating or reorganizing subsidiary will be subordinated to the rights of the subsidiary's creditors. If we are a creditor of the subsidiary, we would receive any assets remaining after the secured creditors and other debtholders of the subsidiary are paid.

RESTRICTIVE PROVISIONS

The senior debt indenture contains restrictive provisions that apply to us and to our Restricted Subsidiaries, as defined in that indenture. These provisions are effective whenever senior debt securities issued under the senior debt indenture are outstanding.

Under the senior debt indenture, a Subsidiary is a corporation that we control because we, or any of our Subsidiaries, own a majority of the Subsidiary's voting shares, which gives us the right to elect its directors. A Restricted Subsidiary is a Subsidiary that owns or leases any Principal Operating Property. A Principal Operating Property is any principal manufacturing facility (or certain related facility) in the United States, any of its territories or possessions, or Puerto Rico that we, or any Subsidiary, have owned and operated for more than 90 days. A Subsidiary will not be a Restricted Subsidiary if our Board of Directors determines that the facility is not material to our business as a whole. Any Subsidiary that is not a Restricted Subsidiary is an Unrestricted Subsidiary. (Section 101 of the senior debt indenture).

LIMITATIONS ON MORTGAGES

Under the senior debt indenture, if we, or any of our Restricted Subsidiaries, incur debt that is secured by a Principal Operating Property or stock or debt of a Restricted Subsidiary, we must secure the senior debt securities at least equally and ratably with the secured debt. However, if the total amount of our secured debt and the present value of any remaining rent payments for certain sale and leaseback transactions involving a Principal Operating Property would not exceed 5% of our consolidated net worth, this requirement does not apply. (Section 1009 of the senior debt indenture). In calculating our consolidated net worth under the senior debt indenture, we include capital stock, surpluses, and surplus reserves of our Unrestricted Subsidiaries, as defined in the senior debt indenture. However, in calculating the aggregate amount of secured debt, we may exclude:

-     mortgages that existed at the time the company became a Restricted
      Subsidiary;

-     mortgages in our favor or in favor of a Restricted Subsidiary;

- mortgages in favor of governmental bodies that secure progress or advance payments;

-     mortgages existing at the time of an acquisition;

- purchase money and construction mortgages which are entered into or for which commitments are received within a certain time period; and

-     any extensions, renewals or refunding of these categories of mortgages.

LIMITATIONS ON SALES AND LEASEBACKS

The senior debt indenture prohibits us and any Restricted Subsidiary from selling or transferring a Principal Operating Property with the intention of leasing it back. However, this restriction does not apply in the following situations:

- if we or the Restricted Subsidiary could mortgage the Principal Operating Property for an amount equal to the present value of any remaining rent payments without equally and proportionately securing the senior debt securities;

- if, within 120 days after the sale or transfer, we or the Restricted Subsidiary uses the greater of the net proceeds from the sale of the property or the fair market value of the property (subject to certain credits) to retire its long-term debt;

- if, within 120 days after the sale or transfer, we or the Restricted Subsidiary uses an amount equal to the greater of the net proceeds from the sale of the property or the fair market value of the property to purchase a similar property;

- if we or the Restricted Subsidiary sells or transfers the property (or enters into an agreement for such a sale or transfer) within 120 days after the latest of the acquisition of the property, the completion of its construction, or the start of full operations;

-     if the lease period, including renewals, is for not more than three years;
      or

- if the sale and leaseback transaction is between us and a Restricted Subsidiary or between Restricted Subsidiaries. (Section 1010 of the senior debt indenture).

RESTRICTIONS ON MERGER

We may not merge or consolidate with any corporation or sell substantially all of our assets to another corporation unless:

- the successor corporation is incorporated under the laws of the United States or a state of the United States or the District of Columbia and assumes the payment of principal of, and any interest and premium on, the debt securities and the performance and observance of the covenants and conditions of the indenture; and

- the successor corporation is not in default in the performance of any covenant or condition of the indenture immediately following the merger, consolidation, or sale. (Section 801).

EVENTS OF DEFAULT

Under the indentures, it is an event of default if:

- we fail to pay the principal of, or any premium on, any debt security when due;

-     we fail to pay interest on any debt security for 30 days;

-     we fail to deposit any sinking fund payment when due;

- we fail to perform any other covenant in the indenture for 60 days after we receive written notice of such failure;

- there is an acceleration of the maturity of any of our indebtedness because of a default that continues for ten days after we receive written notice of such default;

-     certain events in bankruptcy, insolvency or reorganization occur; or

- any other event of default prescribed for the particular series of debt securities occurs. (Section 501).

REMEDIES IF AN EVENT OF DEFAULT OCCURS

If an event of default for any series of debt securities occurs and is continuing, the Trustee or the holders of at least 25% in total principal amount of the debt securities of the relevant series may declare the entire principal amount of that series due and payable immediately. Subject to certain conditions, if the debt is accelerated, the holders of a majority of the total principal amount of the debt securities of that series can rescind the declaration of acceleration. (Section 502).

If the debt securities are Original Issue Discount Securities, the prospectus supplement or a pricing supplement will specify the portion of the principal of that series that will be due and payable upon an acceleration.

MODIFICATION AND WAIVER

Under the indentures, in order to change our rights and obligations and the rights of any holders of debt securities, a majority of the holders of the total principal amount of the debt securities of that series must consent to the change. However, we may not make any of the following changes unless each holder of debt securities affected by such change gives his or her specific consent:

- changes to the maturity date of the principal of, any installment of the principal of, or any interest on, the debt securities;

- reduction of the principal amount of, or the rate of interest or any premium on, the debt securities;

- reduction of the amount of principal of any Original Issue Discount Security that becomes payable on acceleration;

- change in the place or currency of payment of principal of, or interest or any premium on, the debt securities;

-     changes that adversely affect any available right of conversion;

- changes that impair the right to institute suit for payment or to enforce a conversion right; and

- changes that reduce the percentage of principal amount held by holders required to amend the indentures or waive certain defaults. (Section 902).

Under the indentures, a majority of the holders of debt securities of any series may waive past defaults with respect to that series other than:

- defaults in the payment of principal of or interest or any premium on that series of debt securities; or

- defaults regarding provisions that cannot be modified or amended without the consent of each holder of that series. (Section 513).

HOLDERS OF SENIOR DEBT

The holders of a majority of the total principal amount of the senior debt securities of any series may waive certain requirements of the senior debt indenture on behalf of the entire class of holders of that series. (Section 1012 of the senior debt indenture).

We may not make any changes in the subordinated debt indenture that would impair your superior position as a holder of senior debt without your consent. (Section 907 of the subordinated debt indenture).

HOLDERS OF SUBORDINATED DEBT

We may not make any changes that adversely affect any subordination provisions unless each holder of debt securities affected by such change gives his or her specific consent. (Section 902 of the subordinated debt indenture).

DEFEASANCE PROVISIONS

DEFEASANCE AND DISCHARGE

We will be discharged from our obligations on the debt securities of any series if we deposit with the Trustee sufficient cash or government securities to pay the principal of, any interest or premium on, and any sinking fund payments with respect to that series as required by the terms of that series. This discharge will become effective 91 days after we deposit the cash or securities with the Trustee. If we are discharged, we must continue to register the transfer and exchange of the debt securities, replace lost, stolen or mutilated debt securities and, if necessary, convert the debt securities.

We will only be eligible for discharge if the Internal Revenue Service rules that a discharge is not a taxable event to the holders of the debt securities. We will not be eligible for discharge if a discharge would cause debt securities that are listed on the New York Stock Exchange to be delisted. (Section 403).

DEFEASANCE OF CERTAIN COVENANTS

The senior debt indenture provides us with the option to not comply with the restrictive covenants of Sections 1009 and 1010. Section 1009 refers to limitations on mortgages and Section 1010 refers to limitations on sale and leaseback transactions.

To exercise our option, we must deposit with the Trustee sufficient cash or government securities to pay the principal of, any interest or premium on, and any sinking fund payments with respect to that series as required by the terms of that series. In addition, we will have to deliver to the Trustee an opinion of counsel that the holders of the debt securities will not have to recognize income, gain or loss for Federal income tax purposes as a result of our covenant defeasance. (Section 1011 of the senior debt indenture).

DEFEASANCE AND EVENTS OF DEFAULT

If an event of default occurs after we exercise our option to not comply with certain covenants of the senior debt indenture, as discussed above, the debt securities may become due and payable. If the amount of money and government securities held by the Trustee is not sufficient to pay the amounts due upon acceleration, we will remain liable to pay the amounts due on the debt securities.

THE TRUSTEES

SENIOR DEBT INDENTURE

Mellon Bank, N.A. is the trustee under the senior debt indenture. We have issued several series of securities under that indenture:

-     9 3/8% Debentures due November 15, 2019;

-     9 7/8% Notes due September 1, 2000; and

-     9.50% Medium-Term Notes due 2021.

Mellon Bank, N.A. is also the trustee under an indenture dated April 1, 1990 under which Rohm and Haas Holdings, Ltd., a wholly owned subsidiary, issued 9.80% Amortizing Debentures due April 15, 2020. We have guaranteed these Debentures.

In addition, Mellon Bank, N.A. is the trustee under an indenture dated December 20, 1991 relating to a sale and leaseback of assets at our Texas subsidiary.

Mellon Bank, N.A. also acts as a depository for our funds, makes loans to us, and performs other services for us in the normal course of business.

SUBORDINATED DEBT INDENTURE

Wachovia Bank of Georgia, National Association is the trustee under the subordinated debt indenture. It provides no other banking services to us.

THE OBLIGATIONS OF THE TRUSTEE

Other than its duty in the event of a default to act with the required standard of care, the Trustee is not obligated to exercise its rights or powers under the indentures at the request or direction of any of the holders of debt securities unless the holders agree to indemnify the Trustee. (Section 603). If the holders of the debt securities agree to indemnify the Trustee, the holders of a majority of the total principal amount of any series of debt securities may take, or direct the Trustee to take, certain actions. For example, they may direct the time, method and place of:

-     conducting any proceeding or remedy available to the Trustee; or

- exercising any trust or power conferred on the Trustee with respect to the debt securities of that series. (Section 512).

OUR DUTIES TO THE TRUSTEE

We are required to give the Trustee an annual statement about our performance of certain of our obligations under the indentures. In addition, we must inform the Trustee of any default in this performance. (Section 1008 of the senior debt indenture and Section 1004 of the subordinated debt indenture).

DESCRIPTION OF CAPITAL STOCK

As of October 4, 1998 our authorized capital stock was 225,000,000 shares. Those shares consisted of:

-     200,000,000 of common stock, of which 166,481,479 shares were outstanding;
      and

- 25,000,000 shares of preferred stock, of which 2,198,590 shares were outstanding.

Our stockholders receive copies of our annual report, which contains audited consolidated financial statements of the company. Stockholders also receive quarterly reports which contain unaudited consolidated financial statements. Please refer to WHERE YOU CAN FIND MORE INFORMATION to determine how to obtain copies of these reports.

COMMON STOCK

This summary is subject to and qualified in its entirety by reference to all of the provisions of the description of common stock contained in our registration statement filed under the Exchange Act, as amended in our quarterly report on Form 10-Q for the quarter ending September 30, 1996, which are incorporated by reference in this prospectus. For information on how to obtain a copy of this report, please refer to WHERE YOU CAN FIND MORE INFORMATION.

VOTING RIGHTS

The holders of common stock are entitled to one vote for each share of common stock held in the election of directors and other matters.

DIVIDENDS

Common stockholders may receive dividends when declared by the Board of Directors. Arrangements with several of our creditors contain restrictions that may limit our ability to pay dividends.

OTHER RIGHTS

If we liquidate our business, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders. Common stockholders are not entitled to preemptive rights to subscribe for additional shares of capital stock.

LISTING

Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol "ROH".

TRANSFER AGENT AND REGISTRAR

Wachovia Bank of North Carolina, N.A. is the transfer agent and registrar for the common stock.

PREFERRED STOCK

Our Board of Directors can issue one or more series of preferred stock without stockholder approval. Pursuant to that authority, on June 12, 1992, we issued a series of convertible preferred stock having initially 2,646,061 shares. The holders of shares of this series are entitled to cumulative, preferential dividends at an annual rate of $2.75 per share, payable quarterly.

PLAN OF DISTRIBUTION

We may sell the debt securities through:

-     underwriters or dealers;

-     agents; or

-     directly to one or more institutional purchasers.

The prospectus supplement or the pricing supplement will supply the details of the plan of distribution, including the offering price, our proceeds from the sale, the names of the agents, underwriters or dealers and their commissions, fees or discounts.

GENERAL INFORMATION

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (the "Act"). Any discounts or commissions they receive from us and any profits they receive on the resale of the offered debt securities may be treated as underwriting discounts and commissions under the Act.

We may sell the offered debt securities to dealers at the price offered to the public. When the dealers later resell these securities, they may be deemed "underwriters" by the SEC. We will identify any underwriters and agents and describe their compensation in the prospectus supplement or the pricing supplement.

We may have agreements with the underwriters and agents to indemnify them against certain civil liabilities, including liabilities under the Act. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

UNDERWRITERS

If underwriters are used in the sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the debt securities to the public through an underwriting syndicate or through a single underwriter.

Unless the prospectus supplement or the pricing supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the prospectus supplement or the pricing supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

AGENTS

We may designate agents to sell the securities. The agents will agree to use their best efforts to solicit purchases for the period of their appointment.

DIRECT SALES

We may choose to sell the offered debt securities directly. In this case, no underwriters or agents would be involved.

INSTITUTIONAL PURCHASERS

We may authorize agents, dealers, or underwriters to solicit certain institutional investors to purchase offered debt securities on a delayed delivery basis, which provides for payment and delivery on a specified future date. The prospectus supplement or the pricing supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will only enter into such delayed delivery contracts with institutional purchasers that we approve. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, and educational and charitable institutions.

The agents, underwriters or dealers will have no responsibility to assure the validity or performance of these contracts.

EXPERTS

KPMG Peat Marwick LLP, independent certified accountants, audited our financial statements and related schedules incorporated by reference in this prospectus. These documents are incorporated by reference in reliance upon the authority of KPMG Peat Marwick LLP as experts in accounting and auditing.

LEGAL OPINION

Robert P. Vogel, Esquire, who is our General Counsel, will issue an opinion about the legality of the offered securities. As of December 15, 1998 Mr. Vogel beneficially owned 54,494 shares of common stock, including shares allocated to his account under certain of our employee benefit plans and 45,822 shares subject to options exercisable currently or within sixty days.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Filing fee for registration statement............................$194,600
      Rating agencies' fees............................................  15,000
      Legal fees and expenses..........................................  25,000
      Accounting fees and expenses.....................................  18,000
      Trustee's fees and expenses......................................  25,000
      Printing.........................................................  15,000
      Blue sky fees and expenses.......................................   3,000
      Miscellaneous....................................................   2,000
                                                                       ---------

            Total......................................................$297,600
                                                                       =========

----------
* The foregoing expenses, except filing fee for registration statement, are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article V of the Company's Bylaws provides that the Company shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, either civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Company (including the subsidiaries of the Company) or of a constituent corporation absorbed in a consolidation or merger (a "Constituent Corporation"), or is or was serving at the request of the Company or a Constituent Corporation as a director, officer, or employee of another enterprise, or is or was a director, officer or employee of the Company or a Constituent Corporation serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or of another enterprise, against expenses (including attorney's fees), judgments, fines, excise taxes, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent that such person is not insured or otherwise indemnified and the power to so indemnify has been or may be granted by statute. The determination of the Company's duty or power to indemnify any such person under the applicable statutory standards shall be made (1) by the majority vote of a quorum of directors who are not parties to such action, suit or proceeding, (2), if such a quorum is not obtainable, or if a quorum of disinterested directors so directs, by a written opinion of independent legal counsel (who may but need not be regular counsel to the Company), or (3) by the stockholders. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding (a) for any present director or officer of the Company upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the

Company, or (b) for any other person, upon such terms and conditions as the Company's Audit Committee deems appropriate. The Company is a Delaware corporation and Section 145 of the General Corporation Law of Delaware governs the authority of Delaware corporations to indemnify their directors, officers, employees and agents.

      Article X of the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or to any stockholder for monetary damages for any breach of duty as a director except to the extent such exemption from liability is not permitted under the Delaware General Corporation Law as currently in effect or hereafter amended. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware (relating to the declaration of dividends and purchase or redemption of shares in violation of the General Corporation Law of Delaware) and (iv) for transactions from which the director derived an improper personal benefit.

      There is presently in force liability insurance for directors and officers of the Company acting in such capacities.

ITEM 16. EXHIBITS

4(a) Indenture dated as of April 1, 1986 between the Company and Mellon Bank, N.A., as successor to CoreStates Bank, N.A., formerly, The Philadelphia National Bank, as Trustee, restated to give effect to the First Supplemental Indenture dated as of December 15, 1988 and the Second Supplemental Indenture dated as of May 1, 1992 (incorporated by reference from Exhibit 4(c) of Registration Statement No. 33-42590).

 (b) Subordinated Indenture dated as of May 1, 1992 between the Company and Wachovia Bank of Georgia, National Association, as Trustee (incorporated by reference from Exhibit 4(d) of Registration Statement No. 33-42590).

5       Opinion of Robert P. Vogel, Esq. General Counsel for the Company.

12 Computation of Ratio of Earnings to Fixed Charges of the Company and Subsidiaries.

23(a)   Consent of KPMG Peat Marwick LLP.

  (b)   Consent of Robert P. Vogel, Esq. (included in Exhibit 5).

24 Power of Attorney (included on pages II-5 and II-6 of this registration statement).

25(a) Statement of Eligibility and Qualification on Form T-1 of CoreStates Bank, N.A., predecessor to Mellon Bank, N.A., to act as Trustee under the Senior Debt Indenture (incorporated by reference from Exhibit 26 of Registration Statement No. 33-42590).

  (b) Statement of Eligibility and Qualification on Form T-1 of Wachovia Bank of Georgia, National Association to act as Trustee under the Subordinated Debt Indenture (incorporated by reference from Exhibit 26 of Registration Statement No. 33-42590.

ITEM 17. UNDERTAKINGS.

      (a) RULE 415 OFFERING. The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1 )(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) INDEMNIFICATION. Insofar as indemnification by the Company for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PHILADELPHIA, COMMONWEALTH OF PENNSYLVANIA, ON THE 21ST DAY OF DECEMBER, 1998.


                              ROHM AND HAAS COMPANY
                                  (REGISTRANT)


                       BY    /s/ J. Lawrence Wilson
                          _______________________________
                               J. LAWRENCE WILSON
                              CHAIRMAN OF THE BOARD


      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                                POWER OF ATTORNEY

      EACH OF THE UNDERSIGNED HEREBY AUTHORIZES ROBERT P. VOGEL AND J. LAWRENCE WILSON, AND EACH OF THEM, AS HIS OR HER ATTORNEYS-IN-FACT TO EXECUTE IN THE NAME OF EACH SUCH PERSON AND TO FILE SUCH AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AS THE REGISTRANT DEEMS APPROPRIATE, AND APPOINTS EACH OF SUCH PERSONS AS ATTORNEYS-IN-FACT TO SIGN ON HIS OR HER BEHALF INDIVIDUALLY AND IN EACH CAPACITY STATED BELOW AND TO FILE ALL AMENDMENTS, EXHIBITS, SUPPLEMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT.


     SIGNATURE                        TITLE                          DATE


/s/ J. Lawrence Wilson     Chairman of the Board, Chief
_______________________    Executive Officer and Director      December 21, 1998
    J. Lawrence Wilson


  /s/ Bradley J. Bell      Vice President and Chief
_______________________    Financial Officer (Principal
      Bradley J. Bell      Financial and Accounting Officer)   December 21, 1998


 /s/ William J. Avery                                          December 21, 1998
_______________________    Director
     William J. Avery


  /s/ Daniel B. Burke                                          December 21, 1998
_______________________    Director
      Daniel B. Burke

     SIGNATURE                        TITLE                          DATE

  /s/ Earl G. Graves                                           December 21, 1998
________________________   Director
      Earl G. Graves

 /s/ James A. Henderson                                        December 21, 1998
________________________   Director
     James A. Henderson

  /s/ John H. McArthur                                         December 21, 1998
________________________   Director
      John H. McArthur

  /s/ Jorge P. Montoya                                         December 21, 1998
________________________   Director
      Jorge P. Montoya

  /s/ Sandra O. Moose                                          December 21, 1998
________________________   Director
      Sandra O. Moose

 /s/ John P. Mulroney                                          December 21, 1998
________________________   Director
     John P. Mulroney

  /s/ Gilbert S. Omenn                                         December 21, 1998
________________________   Director
      Gilbert S. Omenn

 /s/ Ronaldo H. Schmitz                                        December 21, 1998
________________________   Director
     Ronaldo H. Schmitz

  /s/ Alan Schriesheim                                         December 21, 1998
________________________   Director
      Alan Schriesheim

/s/ Marna C. Whittington                                       December 21, 1998
________________________   Director
    Marna C. Whittington

                                  EXHIBIT INDEX

EXHIBIT                                                              SEQUENTIAL
  NO.                              DESCRIPTION                       PAGE NUMBER
--------------------------------------------------------------------------------

 4(a)    Indenture dated as of April 1, 1986 between the Company
         and Mellon Bank, N.A., as successor to CoreStates Bank, N.A., formerly, The Philadelphia National Bank, as
         Trustee, restated to give effect to the First
         Supplemental Indenture dated as of December 15, 1988 and the Second Supplemental Indenture dated as of May 1,
         1992 (incorporated by reference from Exhibit 4(c) of
         Registration Statement No. 33-42590).......................

  (b)    Subordinated Indenture dated as of May 1, 1992 between
         the Company and Wachovia Bank of Georgia, National
         Association, as Trustee (incorporated by reference from
         Exhibit 4(d) of Registration Statement No. 33-42590).......

 5       Opinion of Robert P. Vogel, Esq. General Counsel for the
         Company....................................................

12       Computation of Ratio of Earnings to Fixed Charges of the
         Company and Subsidiaries...................................

23(a)    Consent of KPMG Peat Marwick LLP...........................

  (b)    Consent of Robert P. Vogel, Esq. (included in Exhibit 5)...

24       Power of Attorney (included on pages II-5 and II-6 of this registration statement)....................................

25(a) Statement of Eligibility and Qualification on Form T-1 of CoreStates Bank, N.A., predecessor to Mellon Bank, N.A., to act as Trustee under the Senior Debt Indenture
         (incorporated by reference from Exhibit 26 of
         Registration Statement No. 33-42590).......................

  (b)    Statement of Eligibility and Qualification on Form T-1
         of Wachovia Bank of Georgia, National Association to act
         as Trustee under the Subordinated Debt Indenture
         (incorporated by reference from Exhibit 26 of
         Registration Statement No. 33-42590).......................